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                                  EXHIBIT 11
                      CALCULATION OF EARNINGS PER SHARE
                         MEDAR, INC. AND SUBSIDIARIES


                                                         Three Months ended March 31
                                                             1995           1994
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Per common share and common share equivalents:

  Outstanding shares - beginning of period                 7,976,187      6,608,987
  Shares issued to acquire Integral Vision Ltd.              654,282        654,282
  Weighted average of:
    Issuance of common shares to
     purchase software                                                       10,667
    Exercise of stock options                                 18,403         13,710
    Net effect of dilutive stock options based on
     treasury stock method using average market price        359,542        437,613

  TOTAL SHARES                                             9,008,414      7,725,259


Net earnings                                              $  146,601     $  958,381

Net earnings per share                                    $      .02     $      .12




Per common share assuming full dilution:

  Outstanding shares - beginning of period                 7,976,187      6,608,987
  Shares issued to acquire Integral Vision Ltd.              654,282        654,282
  Weighted average of:
    Issuance of common shares to
     purchase software                                                       10,667
    Exercise of stock options                                 18,403         13,710
    Net effect of dilutive stock options based on
     treasury stock method using quarter-end market
     price if higher than average market price               359,542        437,613

  TOTAL SHARES                                             9,008,414      7,725,259


Net earnings                                              $  146,601     $  958,381

Net earnings per share                                    $      .02     $      .12
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